EXHIBIT 99.1

The Chemours Company Reports Second Quarter 2018 Results,

Double Digit Growth Across All Key Financial Metrics,

EPS up 82 Percent with Adjusted EPS up 99 Percent

Second Quarter 2018 Highlights

•	Net Sales of $1.8 billion, up 14%
•	Net Income of $281 million, up 75% with EPS of $1.53, up 82%
•	Adjusted Net Income of $314 million, up 91% with Adjusted EPS of $1.71, up 99%
•	Adjusted EBITDA of $497 million, up 38%
•	Board authorized new $750 million share repurchase program and increased dividend to $0.25 per share
•	Expect full-year 2018 Adjusted EBITDA in top end of range, reaffirmed three-year targets

Wilmington, Del., August 2, 2018 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in fluoroproducts, chemical solutions and titanium technologies, today announced its financial results for the second quarter 2018.

“Our performance this quarter was truly a team effort, resulting in broad-based growth across our segments,” said President and CEO Mark Vergnano. “Continued momentum in Opteon™ refrigerants adoption, increased price and sustained demand for our Fluoropolymers products, higher average global prices for Ti-Pure™ pigment, and demand for our Mining Solutions products led to double-digit growth across our key financial metrics.”

Second quarter net sales rose 14 percent from the prior year quarter to $1.8 billion, driven by volume growth in Fluoroproducts and Chemical Solutions, and higher global average selling prices in Titanium Technologies and Fluoroproducts. Second quarter net income was $281 million, or $1.53 per diluted share, up 75 percent and 82 percent, respectively. Net income in the quarter reflects the impact of extinguishment of debt and refinancing actions taken during the second quarter of 2018. Adjusted EBITDA for the second quarter 2018 increased 38 percent to $497 million. This improvement was primarily a result of increased sales partially offset by higher distribution and raw material costs.

Fluoroproducts

Fluoroproducts segment sales in the second quarter were $801 million, a 13 percent increase in comparison to the prior-year quarter. Volume increased versus last year’s second quarter driven by continued Opteon™ refrigerant adoption. Price was higher on a year-over-year basis across all businesses. Segment Adjusted EBITDA of $230 million improved 17 percent versus the prior-year quarter of $197 million, a result of Opteon™ adoption and improved prices, partially offset by raw material costs, distribution expenses, and process water treatment costs.

Chemical Solutions

In the second quarter 2018, Chemical Solutions segment sales were $153 million, a 3 percent increase versus the prior-year quarter. Improved demand in comparison to last year’s second quarter resulted in higher volume across the segment. Price impact was modestly lower in the quarter due to mix. Second quarter 2018 segment Adjusted EBITDA was $16 million, versus $7 million in the prior year quarter, reflecting increased sales and lower costs.

Titanium Technologies

Titanium Technologies segment sales in the second quarter were $862 million, an 18 percent increase versus the prior-year quarter. Volume was slightly lower in comparison to robust demand in the prior-year quarter. Global average selling prices increased in comparison to last year’s second quarter. Segment Adjusted EBITDA was $295 million, a 53 percent year-over-year increase versus last year’s second quarter of $193 million. Results were driven by higher global average selling prices for Ti-Pure™ titanium dioxide, partially offset by higher raw material costs and increased distribution costs.

EXHIBIT 99.1

Corporate and Other

Corporate and Other represented a $44 million offset to Adjusted EBITDA. Expenses in the second quarter of 2018 increased $8 million versus the prior-year quarter, primarily related to ongoing environmental remediation efforts and legal costs.

The company realized an effective tax rate of approximately 13 percent in the quarter. The company expects its effective tax rate for the full-year 2018 to be approximately 20 percent, reflecting the company’s anticipated geographic mix of earnings and US tax reform impacts.

Liquidity

As of June 30, 2018, gross consolidated debt was $4.0 billion. Debt, net of $1.2 billion cash, was $2.8 billion, resulting in a net debt-to-EBITDA ratio of approximately 1.6 times on a trailing twelve-month basis.

During the quarter, Chemours raised €450 million via senior unsecured notes. The proceeds from these notes, plus cash on hand, were used to redeem existing Euro 2023 notes as well as $250 million of USD 2023 notes. The redemption of the Euro 2023 and partial redemption of the USD 2023 notes resulted in a debt extinguishment payment of approximately $29 million. These transactions are expected to reduce interest expense by approximately $16 million annually. Including the amended and restated credit facility announced in the previous quarter, the transactions are expected to reduce interest expense by approximately $28 million annually.

Operating cash flow for the second quarter was $343 million, versus $184 million in the previous year quarter. Working capital for the quarter was a use of $44 million of cash, consistent with normal seasonal patterns.

Capital expenditures for the second quarter 2018 were $126 million, versus $69 million in last year’s second quarter. The company expects its capital expenditures for the full-year 2018 to be within a range of $475 to $525 million. Free Cash Flow for the second quarter was $217 million, an 89 percent improvement versus the previous-year quarter of $115 million.

In the first half of 2018, cash provided by operating activities was $539 million, versus $225 million in the first half of 2017. Year-to-date 2018 Free Cash Flow of $311 million represents a $224 million improvement versus the prior-year’s first half.

Capital Allocation

The Board of Directors of Chemours declared a quarterly cash dividend of $0.25 per share on the company's common stock for the third quarter of 2018, a 47 percent increase per share from the previous level of $0.17 per share. The dividend will be paid on September 14, 2018 to stockholders of record as of the close of business on August 17, 2018.

The company also announced today that the Chemours Board of Directors authorized a $750 million share repurchase plan. The authorization extends through the end of 2020. Repurchases may be made at management's discretion, subject to market conditions and other factors, and may be suspended or discontinued at any time.

“Chemours is committed to the capital allocation priorities set forth at our December investor day, including returning higher levels of cash to shareholders,” said Chemours CFO Mark Newman. “Following our increased first quarter 2018 dividend, we are continuing to grow our quarterly dividend to a level that we believe is not only sustainable, but provides a platform to reward shareholders in line with our earnings growth over time. Paired with our new share repurchase authorization, we now expect to return the majority of our Free Cash Flow generation to shareholders through 2020.”

EXHIBIT 99.1

Outlook

Vergnano concluded, “Given our strong first half results and visibility into the rest of 2018, we believe that earnings will be in the top end of our previously announced range. As we look over the longer term, we remain confident in our ability to meet or exceed our three-year financial targets, supported by our commitment to Ti-Pure™ Value Stabilization, assisting our fluorochemicals customers through the transition to Opteon™ refrigerants, and further investment in application development to meet growing needs for fluoropolymers. The Board of Directors authorization of an increased dividend and new share repurchase plan underscore our expectations for long-term growth.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Friday, August 3, 2018 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in refrigeration and air conditioning, mining and general industrial manufacturing, plastics and coatings.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Return on Invested Capital (ROIC) and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, ROIC and Net Leverage Ratio to evaluate the company’s performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the company’s website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," “will,” "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans and prospects, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and Return on Invested Capital (ROIC), all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2017. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

NEWS MEDIA

Alvenia Scarborough

Sr. Director of Corporate Communications and Brand Marketing

+1.302.773.4507

media@chemours.com

INVESTORS

Jonathan Lock

VP, Corporate Development and Investor Relations

+1.302.773.2263

investor@chemours.com

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$1,816	$1,588	$3,546	$3,024
Cost of goods sold	1,259	1,150	2,452	2,230
Gross profit	557	438	1,094	794
Selling, general, and administrative expense	161	164	304	313
Research and development expense	20	21	40	41
Restructuring, asset-related, and other charges	10	6	20	18
Total other operating expenses	191	191	364	372
Equity in earnings of affiliates	10	10	22	17
Interest expense, net	(48)	(54)	(100)	(105)
Loss on extinguishment of debt	(38)	(1)	(38)	(1)
Other income, net	33	23	90	66
Income before income taxes	323	225	704	399
Provision for income taxes	41	64	125	87
Net income	282	161	579	312
Less: Net income attributable to non-controlling interests	1	—	1	1
Net income attributable to Chemours	$281	$161	$578	$311

Per share data
Basic earnings per share of common stock	$1.58	$0.87	$3.21	$1.69
Diluted earnings per share of common stock	1.53	0.84	3.11	1.64
Dividends per share of common stock	0.17	0.03	0.17	0.06

The Chemours Company

Interim Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,217	$1,556
Accounts and notes receivable, net	1,095	919
Inventories	1,013	935
Prepaid expenses and other	72	83
Total current assets	3,397	3,493
Property, plant, and equipment	8,718	8,511
Less: Accumulated depreciation	(5,613)	(5,503)
Property, plant, and equipment, net	3,105	3,008
Goodwill and other intangible assets, net	189	166
Investments in affiliates	172	173
Other assets	475	453
Total assets	$7,338	$7,293
Liabilities
Current liabilities:
Accounts payable	$1,175	$1,075
Current maturities of long-term debt	13	15
Other accrued liabilities	434	558
Total current liabilities	1,622	1,648
Long-term debt, net	3,960	4,097
Deferred income taxes	255	208
Other liabilities	476	475
Total liabilities	6,313	6,428
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 186,594,368 shares issued and 176,521,132 shares outstanding at June 30, 2018; 185,343,034 shares issued and 182,956,628 shares outstanding at December 31, 2017)	2	2
Treasury stock at cost (10,073,236 shares at June 30, 2018; 2,386,406 shares at December 31, 2017)	(500)	(116)
Additional paid-in capital	859	837
Retained earnings	1,127	579
Accumulated other comprehensive loss	(469)	(442)
Total Chemours stockholders’ equity	1,019	860
Non-controlling interests	6	5
Total equity	1,025	865
Total liabilities and equity	$7,338	$7,293

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$579	$312
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	142	142
Asset-related charges	—	2
Gain on sale of assets and businesses	(45)	(14)
Equity in earnings of affiliates, net	6	(17)
Loss on extinguishment of debt	38	1
Amortization of debt issuance costs and issue discounts	7	7
Deferred tax provision	38	38
Other operating charges and credits, net	10	13
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(175)	(170)
Inventories and other operating assets	(96)	(43)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	35	(46)
Cash provided by operating activities	539	225
Cash flows from investing activities
Purchases of property, plant, and equipment	(228)	(138)
Acquisition of business, net	(37)	—
Proceeds from sale of assets and businesses, net	41	38
Foreign exchange contract settlements, net	(6)	2
Cash used for investing activities	(230)	(98)
Cash flows from financing activities
Proceeds from issuance of debt, net	520	494
Debt repayments	(672)	(20)
Payments related to extinguishment of debt	(29)	(1)
Payments of debt issuance costs	(12)	(6)
Purchases of treasury stock, at cost	(394)	—
Proceeds from exercised stock options, net	13	26
Payments related to tax withholdings on vested restricted stock units	(6)	—
Payments of dividends	(61)	(11)
Cash (used for) provided by financing activities	(641)	482
Effect of exchange rate changes on cash and cash equivalents	(7)	18
(Decrease) increase in cash and cash equivalents	(339)	627
Cash and cash equivalents at January 1,	1,556	902
Cash and cash equivalents at June 30,	$1,217	$1,529

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$(1)	$(5)
Obligations incurred under build-to-suit lease arrangement	26	—

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended		Year-Over-Year	Ended	Sequential
	June 30,		Increase /	March 31,	Increase /
	2018	2017	(Decrease)	2018	(Decrease)
Fluoroproducts	$801	$710	$91	$732	$69
Chemical Solutions	153	149	4	144	9
Titanium Technologies	862	729	133	854	8
Total Net Sales	$1,816	$1,588	$228	$1,730	$86

Segment Adjusted EBITDA				Three Months
	Three Months Ended		Year-Over-Year	Ended	Sequential
	June 30,		Increase /	March 31,	Increase /
	2018	2017	(Decrease)	2018	(Decrease)
Fluoroproducts	$230	$197	$33	$206	$24
Chemical Solutions	16	7	9	11	5
Titanium Technologies	295	193	102	294	1
Corporate and Other	(44)	(36)	(8)	(43)	(1)
Total Adjusted EBITDA	$497	$361	$136	$468	$29

Adjusted EBITDA Margin	27%	23%		27%

Quarterly Change in Net Sales from June 30, 2017
		Percentage	Percentage Change Due To
	June 30, 2018 Net Sales	Change vs. June 30, 2017	Price	Volume	Currency	Portfolio / Other
Total Company	$1,816	14%	9%	3%	2%	—%

Fluoroproducts	$801	13%	4%	7%	2%	—%
Chemical Solutions	153	3%	(1)%	3%	1%	—%
Titanium Technologies	862	18%	16%	(1)%	3%	—%

Quarterly Change in Net Sales from March 31, 2018
		Percentage	Percentage Change Due To
	June 30, 2018 Net Sales	Change vs. March 31, 2018	Price	Volume	Currency	Portfolio / Other
Total Company	$1,816	5%	2%	3%	—%	—%

Fluoroproducts	$801	9%	2%	7%	—%	—%
Chemical Solutions	153	6%	—%	6%	—%	—%
Titanium Technologies	862	1%	1%	—%	—%	—%

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is defined as income (loss) before income taxes, excluding the following: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; asset impairments; (gains) losses on sales of assets and businesses; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, certain amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Net income attributable to Chemours	$281	$161	$297	$578	$311
Non-operating pension and other post-retirement employee benefit income	(7)	(10)	(7)	(14)	(18)
Exchange gains, net	(2)	(2)	—	(2)	(7)
Restructuring and other charges	9	6	10	19	18
Asset-related and other charges	1	2	—	1	2
Loss on extinguishment of debt	38	1	—	38	1
(Gain) loss on sale of assets or businesses (1)	(3)	2	(42)	(45)	(14)
Transaction costs (2)	9	2	—	9	2
Legal and other charges (3,6)	10	10	4	14	17
Adjustments made to income taxes (4,7)	(8)	(3)	(5)	(13)	(13)
(Benefit from) provision for income taxes relating to reconciling items (5,7)	(14)	(5)	9	(5)	(4)
Adjusted Net Income	314	164	266	580	295
Net income attributable to non-controlling interests	1	—	—	1	1
Interest expense, net	48	54	52	100	105
All remaining depreciation and amortization (6)	71	71	70	141	142
All remaining provision for income taxes (7)	63	72	80	143	104
Adjusted EBITDA	$497	$361	$468	$965	$647
(1)

For the three months ended June 30, 2018, gain on sale includes a $3 gain associated with the sale of the Company’s East Chicago, Indiana site.  For the six months ended June 30, 2018, gain on sale includes a $3 gain and a $42 gain associated with the sales of the Company’s East Chicago and Linden, New Jersey sites, respectively.  For the three months ended June 30, 2017, loss on sale includes a $2 adjustment associated with the sale of the Company’s Sulfur business in 2016.  For the six months ended June 30, 2017, gain on sale includes a $12 gain associated with the sale of the Company’s Edge Moor, Delaware site and a $4 gain associated with the sale of the Company’s land in Repauno, New Jersey that was previously deferred and realized upon meeting certain milestones, which are offset by a $2 adjustment associated with the sale of the Company’s Sulfur business in 2016.  For the three months ended March 31, 2018, gain on sale includes a $42 gain associated with the sale of the Company’s Linden site.

(2)	Includes costs associated with the Company’s debt transactions, as well as accounting, legal, and bankers’ transaction costs incurred in connection with the Company’s strategic initiatives.
(3)	Includes litigation settlements, PFOA drinking water treatment accruals, acquisition-related intangible asset amortization, and other charges.
(4)

Includes the removal of certain discrete income tax amounts within the Company’s provision for income taxes.  For the three and six months ended June 30, 2018, adjustments made to income taxes includes $5 and $10 in windfall tax benefits on the Company’s share-based payments, respectively, and $3 in tax benefits resulting from unrealized losses on foreign exchange rates related to toll charges pursuant to U.S. tax reform.  For the three and six months ended June 30, 2017, adjustments made to income taxes includes $3 and $13 in windfall tax benefits on the Company’s share-based payments, respectively.  For the three months ended March 31, 2018, adjustments made to income taxes includes $5 in windfall tax benefits on the Company’s share-based payments.

(5)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(6)

The total amount of depreciation and amortization, including acquisition-related intangible asset amortization included in legal and other charges above, reconciles to the amount reported in the statements of cash flows for the six months ended June 30, 2018 and 2017.

(7)

The total provision for income taxes reconciles to the amount reported in the consolidated statements of operations for the three and six months ended June 30, 2018 and 2017 and for the three months ended March 31, 2018.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (EPS) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Adjusted Diluted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Adjusted Diluted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Numerator:
Net income attributable to Chemours	$281	$161	$297	$578	$311
Adjusted Net Income	314	164	266	580	295
Denominator:
Weighted-average number of common shares outstanding - basic	177,798,484	185,069,436	182,069,982	179,922,433	184,243,461
Dilutive effect of the Company's employee compensation plans	6,022,757	6,057,203	6,263,215	6,142,986	5,899,412
Weighted-average number of common shares outstanding - diluted	183,821,241	191,126,639	188,333,197	186,065,419	190,142,873

Basic earnings per share of common stock	$1.58	$0.87	$1.63	$3.21	$1.69
Diluted earnings per share of common stock	1.53	0.84	1.58	3.11	1.64
Adjusted basic earnings per share of common stock	1.77	0.89	1.46	3.22	1.60
Adjusted diluted earnings per share of common stock	1.71	0.86	1.41	3.12	1.55

2018 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	(Estimated)
	Year Ended December 31, 2018
	Low	High
Net income attributable to Chemours	$985	$1,080
Other adjustments	(45)	(45)
Restructuring, asset-related, and other charges, net	35	25
Provision for income taxes relating to reconciling items (1)	5	5
Adjusted Net Income	980	1,065
Interest expense, net	220	220
Depreciation and amortization	280	280
All remaining provision for income taxes	295	285
Adjusted EBITDA	$1,775	$1,850

Weighted average number of common shares outstanding - basic (2)	179,000,000	179,000,000
Dilutive effect of the Company's employee compensation plans (2)	6,000,000	6,000,000
Weighted average number of common shares outstanding - diluted (2)	185,000,000	185,000,000

Basic earnings per share of common stock	$5.50	$6.03
Diluted earnings per share of common stock	5.32	5.84
Adjusted basic earnings per share of common stock	5.47	5.95
Adjusted diluted earnings per share of common stock	5.30	5.76
(1)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(2)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the year ended December 31, 2017, which are carried forward for the projection period and updated for the estimated impacts of the Company’s 2018 share repurchase and other activity on a weighted-average basis.

(*)

The Company’s estimates reflect its current visibility and expectations of market factors, such as, but not limited to:  currency movements, titanium dioxide prices, and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertain other factors, such as non-operating pension and other post-retirement employee benefit activity with respect to the Company’s foreign pension plans, including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on the Company’s results, including exchange gains and losses, and the related tax effects, or the impact of new accounting pronouncements.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flows Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Cash provided by operating activities	$343	$184	$196	$539	$225
Less: Purchases of property, plant, and equipment	(126)	(69)	(102)	(228)	(138)
Free Cash Flows	$217	$115	$94	$311	$87

2018 Estimated Free Cash Flows to GAAP Cash Flows Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2018
Cash provided by operating activities	> $1,225
Less: Purchases of property, plant, and equipment	(525) - (475)
Free Cash Flows	> $700

(*)

The Company’s estimates reflect its current visibility and expectations of market factors, such as, but not limited to:  currency movements, titanium dioxide prices, and end-market demand.  Actual results could differ materially from the current estimates due to market factors and unknown or uncertain other factors, such as non-operating pension and other post-retirement employee benefit activity with respect to the Company’s foreign pension plans, including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on the Company’s results, including exchange gains and losses, and the related tax effects, or the impact of new accounting pronouncements.

Return on Invested Capital Reconciliation

Return on Invested Capital is defined as Adjusted EBITDA, less depreciation and amortization (Adjusted EBIT), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended June 30,
	2018	2017
Adjusted EBITDA (1)	$1,740	$1,153
Less: Depreciation and amortization (1)	(273)	(287)
Adjusted EBIT	1,467	866

Total debt	3,973	4,070
Total equity	1,025	572
Less: Cash and cash equivalents	(1,217)	(1,529)
Invested capital, net	$3,781	$3,113

Average invested capital (2)	$3,481	$3,158

Return on Invested Capital	42.1%	27.4%

(1)

Based on amounts for the trailing 12 months ended June 30, 2018 and 2017.  Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis.  See the preceding tables for the reconciliation of Adjusted EBITDA to net income attributable to Chemours for the three and six months ended June 30, 2018 and 2017.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.